Exhibit 10.1

Form for 2015 Awards

PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) and <<Participant Name>> (the “Participant”).

WHEREAS, Gulf Island has adopted the 2015 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant performance-based restricted stock units payable in shares of Gulf Island common stock, no par value per share (the “Common Stock”), to officers and key employees of Gulf Island or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Gulf Island and the Participant hereby agree as follows:

Section 1. The Plan. The Plan, a copy of which has been made available to the Participant, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.

Section 2. Award.

(a) On <<Grant Date>> (the “Grant Date”), Gulf Island granted              performance-based restricted stock units, referred to herein as performance share units (“PSUs”) to the Participant, subject to the terms and conditions of this Agreement and the Plan. The number of PSUs granted represents the target award (the “Target Award Level”). Each PSU granted hereunder represents the right to receive from the Company, on the vesting date set forth in Section 2(e) or such earlier date as provided in Section 3 of this Agreement, one share of common stock, no par value of the Company (the “Common Stock”), free of any restrictions. The Participant shall have no rights, including but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Participant.

(b) Depending on the Company’s achievement of the performance goal specified in Section 2(c) during the period beginning January 1, 2015 and ending December 31, 2016 (the “Performance Period”), the Participant shall receive from the Company the number of shares of Common Stock to which the earned PSUs relate, free of any restrictions, as determined pursuant to Section 2(d), except as otherwise provided in Section 3.

(c) The number of PSUs that are earned and vested shall be based upon the Company’s total shareholder return relative to the total shareholder return of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative TSR”) in accordance with the following matrix:

Relative TSR

Performance Level Compared to Peer Group		Performance Percentage(%)

	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile or above	150%

(i) Total shareholder return as applied to the Company or any company in the peer group means stock price appreciation from the beginning to the end of the Performance Period, including monthly reinvestment of dividends and distributions paid during the Performance Period.

(d) The number of shares of Common Stock issuable to Participant under this award shall be a number of shares of Common Stock determined by multiplying the number of PSUs granted under this Agreement by the Performance Percentage earned for the level of achievement of the performance criteria as determined by the Committee. Performance results between the Threshold, Target and Maximum levels will be interpolated based on actual results between the Threshold, Target and Maximum.

(e) The Committee shall, within a reasonably practicable time following the last day of the Performance Period, certify the extent, if any, to which the Relative TSR metric has been achieved with respect to the Performance Period and the number of PSUs, if any, earned as a result of such achievement. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Payment in respect of the earned PSUs shall be made promptly following the Committee’s certification of the attainment of the Relative TSR metric, but in any event, no later than April 1 of the year following the year in which the Performance Period ends. The Committee retains discretion to decrease the amount payable to the Participant if it deems appropriate, but shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formula described herein. Any PSUs that are not earned as a result of the failure to meet the conditions set forth herein shall immediately be forfeited.

(f) All payments in respect of earned and vested PSUs shall be made in freely transferable shares of Common Stock. No fractional shares of Common Stock shall be issued pursuant to this award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share.

Section 3. Early Termination; Change of Control.

(a) Subject to Section 3(b) below, in the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) any reason other than termination by the Participant or by the Company for Cause as determined by the Company in its sole discretion, (ii) death, (iii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iv) Retirement (as hereinafter defined), the Participant shall forfeit as of the date of termination a number of PSUs determined by multiplying the number of PSUs by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or Retirement to the end of the Performance Period and the denominator of which is twenty four. The Committee shall determine the number of PSUs forfeited and the number of shares of Common Stock to be issued to the Participant or his beneficiary in accordance with Section 2(e) based on the achievement of the Relative TSR metric for the entire Performance Period. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 65 with at least five years of service. In the event Participant voluntarily terminates his or her employment or the Company terminates Participant’s employment for Cause, Participant shall forfeit, as of the date of termination, all PSUs and any right or claim to any portion of such award.

(b) In the event of a Change of Control, the PSUs shall be converted into a time-based award vesting in full on the last day of the Performance Period at the Target Award Level, subject to Participant’s continued employment with the Company through such vesting date. Notwithstanding the foregoing, if, within one year following such Change of Control (but prior to the last day of the Performance Period), the Participant’s employment is terminated by the Company without Cause or by such Participant for Good Reason, the Target Award Level of the award shall vest and the Participant shall be entitled to receive an equivalent number of shares of Common Stock as soon as administratively practical following Participant’s termination, but no later than 30 days thereafter.

Section 4. Forfeiture of Award.

(a) If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the Performance Period or (ii) results in an increase of the value of the Participant’s PSUs upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between the value of the shares of Common Stock received upon vesting of the PSUs and the value that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Value”). All determination regarding the value of the award shall be made solely by the Committee in good faith.

(b) The PSUs granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c) If the Committee determines that the Participant owes any amount to the Company under Sections 4(a) or 4(b) above, the Participant shall pay to the Company, without interest, the Excess Value (or the amount recoverable under Section 4(b)). The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

Section 5. Miscellaneous.

(a) The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive grants of PSUs and that the grant is considered confidential information. The Participant hereby covenants and agrees not to disclose the award of PSUs pursuant to this Agreement to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company and (iv) as may be required pursuant to Section 16 of the Securities Exchange Act of 1934.

(b) At the time that all or any portion of the PSUs are earned and pay out, the Participant must deliver to Gulf Island the amount of any taxes required by law to be withheld. In accordance with the terms of the Plan, the Participant may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Gulf Island withhold from the shares of the Participant otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

(c) The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

(d) Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(e) This award is intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted, construed and administered in accordance with such exception. Notwithstanding anything in this Agreement to the contrary, if the PSUs constitute “deferred compensation” under Section 409A and the vesting and payout of any PSUs is accelerated pursuant to Section 3, a distribution of the shares of Common Stock issuable to the Participant shall be delayed for a period of six months after the Participant’s termination of employment, if the Participant is a key employee (as defined under Section 409A) and if so required pursuant to Section 409A. If settlement of the PSUs is so delayed, the PSUs shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

(f) Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16255 Park Ten Place, Suite 280, Houston, TX, 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 5(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 5(f) and Section 5(m).

(g) Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

(h) Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of PSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas.

(j) If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(k) The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 5(m). Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

(l) Gulf Island’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.

(m) Gulf Island may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Gulf Island or a third party designated by Gulf Island.

(n) The Participant acknowledges that a waiver by Gulf Island of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Plan participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

GULF ISLAND FABRICATION, INC.

By:
Name:
Title:

{Insert name}
Award Recipient

Schedule A

PEER GROUP COMPANIES

Cal Dive International, Inc.
Helix Energy Solutions Group Inc.
McDermott International, Inc.
Oceaneering International, Inc.
Subsea 7 SA.
Technip SA
TETRA Technologies, Inc..

If any peer group company’s Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the peer group.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

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